EXHIBIT 8.2

SmithAmundsen LLC

January 17, 2018

Board of Directors
Universal Bancorp
48 North Washington Street
Bloomfield, Indiana  47424

Re:	Merger of Universal Bancorp with and into MutualFirst Financial, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Universal Bancorp ("Universal") in connection with the preparation of the Form S-4 Registration Statement being filed with the Securities and Exchange Commission ("Commission") on or about the date hereof ("Registration Statement").  The Registration Statement describes the Agreement and Plan of Merger dated as of October 4, 2017 ("Merger Agreement") by and between Universal and MutualFirst Financial, Inc. ("MutualFirst").  Pursuant to the Merger Agreement, (a) Universal will merge with and into MutualFirst ("Merger"), and (b) the Universal's wholly owned subsidiary bank, BloomBank, will merge with and into MutualFirst's wholly owned subsidiary bank, MutualBank ("Bank Merger"), with MutualBank continuing as the surviving bank, as more fully described in the Registration Statement.  The Merger and the Bank Merger are collectively referred to herein as the "Mergers".  Universal has requested this opinion as to the material U.S. federal income tax consequences of the Mergers.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with rendering this opinion, we have reviewed, examined and relied upon the truth and accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents (including all exhibits and schedules attached thereto): the Registration Statement; the Merger Agreement; the tax representation letters from Universal and MutualFirst furnished pursuant to the Merger Agreement; and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for this opinion.

We assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.  We have assumed the Merger Agreement and such other documents, certificates and records are duly authorized, valid and enforceable.

We further relied upon statements and representations of officers and other representatives of Universal and MutualFirst, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to

Universal Bancorp

knowledge or belief and that neither Universal nor MutualFirst has notified us that any statement or representation is no longer complete and accurate.  We have also assumed that the Registration Statement accurately describes the business operations and the anticipated future operations of Universal and MutualFirst.

In addition, this opinion is subject to the qualifications, conditions, assumptions and discussion set forth under the heading "Material U.S. Federal Income Tax Consequences of the Merger" in the proxy statement/prospectus included in the Registration Statement.  While the discussion set forth therein does not purport to summarize all possible U.S. federal income tax consequences applicable to the Mergers, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences generally applicable to the shareholders of Universal and MutualFirst.

This opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, currently published administrative pronouncements and positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect).  A change in the authorities upon which this opinion is based could affect the conclusions expressed herein.  Moreover, this opinion is not binding on the Internal Revenue Service or the courts. There can be no assurance that this opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.  This opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by Universal and MutualFirst.  Any change or inaccuracy of such facts (including events occurring after the date hereof) could affect the conclusions stated herein.  This opinion cannot be relied upon if any of the facts contained in such documents or any such additional information or any such assumptions or representations are, or later become, inaccurate.  We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect this opinion.  This opinion is limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Mergers or any other transaction.

Based solely on and subject to the foregoing, we are of the opinion that under current United States federal income tax law:

1.          The Mergers will constitute and qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code; and

2.          Such reorganization will be tax-free except to the extent cash is received as part of the Merger Consideration.

In addition, the discussion under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the proxy statement/prospectus included in the Registration

Universal Bancorp

Statement constitutes and represents our opinion as to the United States federal income tax consequences of the Mergers.

Except as set forth above, we express no other opinion.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to our firm under the heading "Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the proxy statement/prospectus included in the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
SmithAmundsen LLC

By:        /s/ Joseph D. Demko
Joseph D. Demko